Exhibit 5.1


                                December 16, 1998


CIBER, Inc.
5251 DTC Parkway
Suite 1400
Englewood, Colorado  80111

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by CIBER, Inc. (the "Company") with the Securities and Exchange Commission on December 16, 1998, in connection with the registration by the Company of up to 7,000,000 shares of the Company's common stock, $.01 par value per share (the "Shares") that may be offered and sold by the Company from time to time in connection with acquisitions of other businesses or properties by the Company. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said offer and sale of the Shares, and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that, subject to completion of the proceedings being taken and which will be required to be taken prior to any sale and issuance of Shares, such Shares when offered and sold in the manner contemplated herein and by the Registration Statement will be legally and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading of "Legal Matters."

                                          Very truly yours,

                                          /s/ Davis, Graham & Stubbs LLP

                                          Davis, Graham & Stubbs LLP